    As filed with the Securities and Exchange Commission on April 21, 2003

                                                  Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                                THE STANLEY WORKS
             (Exact name of registrant as specified in its charter)


         CONNECTICUT                   3420                   06-0548860
  (State of incorporation) (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)   Identification Number)


                               1000 STANLEY DRIVE
                         NEW BRITAIN, CONNECTICUT 06053
                                 (860) 225-5111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              BRUCE H. BEATT, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                THE STANLEY WORKS
                               1000 STANLEY DRIVE
                         NEW BRITAIN, CONNECTICUT 06053
                                 (860) 225-5111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               FRED L. LEVY, ESQ.
                          SONNENSCHEIN NATH & ROSENTHAL
                               1301 K STREET, N.W.
                              SUITE 600 EAST TOWER
                              WASHINGTON, DC 20005
                                 (202) 408-6400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                ----------------

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _________

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                      PROPOSED
                                                                      MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE       AGGREGATE       REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED        PER UNIT (1)     OFFERING PRICE         FEE
---------------------------------------------- ------------------ ----------------- ------------------ ---------------
3 1/2% Notes due 2007 ........................    $150,000,000           100%          $150,000,000        $12,135
---------------------------------------------- ------------------ ----------------- ------------------ ---------------
4 9/10% Notes due 2012 .......................    $200,000,000           100%          $200,000,000        $16,180
---------------------------------------------- ------------------ ----------------- ------------------ ---------------
                Total.........................                                                             $28,315
======================================================================================================================

-------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[The following paragraph will appear vertically on the left side of the outside cover page of the preliminary prospectus]

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and it is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 21, 2003

PRELIMINARY PROSPECTUS


                                THE STANLEY WORKS

                                 --------------

                                OFFER TO EXCHANGE
                    $150,000,000 OF OUR 3 1/2% NOTES DUE 2007
                                       AND
                    $200,000,000 OF OUR 4 9/10% NOTES DUE 2012

                                 --------------

         The notes being offered by this prospectus, referred to as exchange notes, are being issued in exchange for notes sold by us in a private placement on November 1, 2002, referred to as initial notes. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions applicable to the initial notes will not apply to the exchange notes.

         The exchange offer expires at 5:00 p.m., New York City time, on [_____], 2003, unless extended.

         No public market exists for the initial notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

         SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE TENDER OF YOUR INITIAL NOTES.

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ------------------

                   The date of this prospectus is [___], 2003

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................i
FORWARD-LOOKING STATEMENTS....................................................ii
SUMMARY........................................................................1
RISK FACTORS...................................................................8
USE OF PROCEEDS................................................................9
DESCRIPTION OF THE NOTES......................................................10
BOOK-ENTRY; DELIVERY AND FORM.................................................17
EXCHANGE OFFER................................................................19
UNITED STATES FEDERAL TAX CONSIDERATIONS......................................27
PLAN OF DISTRIBUTION..........................................................31
LEGAL MATTERS.................................................................32
EXPERTS.......................................................................32
INCORPORATION BY REFERENCE....................................................32

                               ------------------

         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made under this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or our affairs have not changed since the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, to register the exchange notes. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the SEC. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file reports and other information with the SEC. The registration statement, reports, proxy statements and other information filed by us can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information regarding the Washington, DC Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information we file with the SEC are publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

         Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. The reports, proxy statements and other information that we file with the SEC concerning us can also be inspected and acquired at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST BY CONTACTING THE STANLEY WORKS, 1000 STANLEY DRIVE, NEW BRITAIN, CONNECTICUT 06053, (860) 225-5111, ATTENTION: TREASURER. TO OBTAIN TIMELY DELIVERY OF SUCH INFORMATION, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN [_____], 2003, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. The Reform Act protects public companies from liability for forward-looking statements in private securities actions if the forward-looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. Forward-looking statements by their nature involve a degree of risk and uncertainty. You can find many of these forward-looking statements by looking for words such as "believes," "expects," "anticipates," "estimates," "continues," "may," "intends," "plans" or similar expressions in this document or in the documents incorporated in this prospectus by reference. You should be aware that any forward-looking statements in this document are not guarantees of future performance.

         We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors, which are presented below in no significant order, include, but are not limited to:

    o failure to realize expected benefits of our acquisition on November 25, 2002 of Best Lock Corporation or other recent acquisitions;

    o inability to redress problems in the mechanics tools business which have had, in the fourth quarter of 2002, a negative impact on our earnings;

    o inability to maintain current production rates in certain mechanics tools facilities;

    o inability to integrate or perform with respect to the new mechanics tool management personnel and processes;

    o failure of demand recovery for Mac tools and mechanics tools production;

    o    failure of marketing and/or sales efforts;

    o failure of the Home Depot and Wal-Mart programs or other initiatives to increase retail sales and stimulate demand for our products;

    o inability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage;

    o    inability to fulfill demand for new and existing products;

    o    failure of acceptance of new products;

    o failure to successfully integrate recently acquired businesses with existing businesses and the failure to achieve the sales plans for such businesses;

    o increasing competition, and changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations and the impact of dollar/foreign currency exchange rates and interest rates on our competitiveness or the competitiveness of our products;

    o pricing pressure and other changes within competitive markets and the ability to defend market share;

    o continued consolidation of customers in consumer channels and inventory pressures on such customers;

    o    outcomes of pending and future litigation;

    o events that cause or may cause disruption in distribution and sales networks such as port closures or labor shortages, the fallout relating to September 11, 2001, war, political unrest and recessionary or expansive trends in world economies;

    o    future labor disputes;

    o inability to continue improvements in productivity and cost reductions including inventory reductions, payment terms and reducing selling, general and administrative expenses as a percentage of sales;

    o the strength of the United States economy and the strength of foreign currencies, including without limitation, the Euro;

    o failure of information systems and distributor management and collection programs relating to Mac tools receivables;

    o inability to continue to successfully close facilities and reduce workforce;

    o    failure to increase the efficiency of routine business processes;

    o    failure to mitigate the effects of any material cost inflation;

    o    availability of vendors to perform outsourced functions; and

    o    failure to recruit and train new employees.

         Actual results may differ materially from those expressed or implied by forward-looking statements. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, the date of any such document.

                                     SUMMARY

         The following summary contains information about us and the exchange of the initial notes. It does not contain all of the information that may be important to you in making a decision to exchange the initial notes. For a more complete understanding of us and the exchange of the initial notes, you are encouraged to read this entire prospectus and the documents incorporated in this prospectus by reference.

THE STANLEY WORKS

         We were founded in 1843 by Frederick T. Stanley and incorporated in 1852. We are a worldwide producer of tools and door products for professional, industrial and consumer use. Stanley(R) is a brand recognized around the world for quality and value. Our principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and our telephone number is (860) 225-5111.

         Our operations are classified into two business segments: Tools and Doors. The Tools segment manufactures and markets carpenters, mechanics, pneumatic and hydraulic tools as well as tool sets. These products are distributed directly to retailers (including home centers, mass merchants and retail lumber yards) and end users as well as through third party distributors. Carpenters tools include hand tools such as measuring instruments, planes, hammers, knives and blades, screwdrivers, saws, garden tools, chisels, boring tools, masonry, tile and drywall tools, as well as electronic stud sensors, levels, alignment tools and elevation measuring systems.

         The Doors segment manufactures and markets commercial and residential doors, both automatic and manual, as well as closet doors and systems, home decor and door and consumer hardware. Products in the Doors segment include residential insulated steel, reinforced fiberglass and wood entrance door systems, vinyl patio doors, mirrored closet doors and closet organizing systems, automatic doors as well as related door hardware products ranging from hinges, hasps, bolts and latches to shelf brackets and lock sets.

         We believe that we are one of the largest manufacturers of hand tools in the world featuring a broader line than any other toolmaker. We also believe that we are a leader in the manufacture and sale of pneumatic fastening tools and related fasteners to the construction, furniture and pallet industries as well as a leading manufacturer of hydraulic tools used for construction, railroads, utilities and public works. In the Doors segment, we believe that we are a United States leader in the manufacture and sale of insulated steel residential entrance doors, commercial hardware products, mirrored closet doors and hardware for sliding, folding and pocket doors and the United States leader in the manufacture, sale and installation of automatic sliding and swing powered doors.

INITIAL OFFERING

         The initial notes were originally issued by us on November 1, 2002 in a private offering. We are parties to a registration rights agreement with the initial purchasers of the initial notes pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before April 30, 2003, to use our best efforts to cause the registration statement to be declared effective by July 29, 2003 and to complete the exchange offer on or before August 28, 2003. We must pay liquidated damages to the holders of the initial notes if we do not meet those deadlines.

RECENT DEVELOPMENTS

         On April 9, 2003 we announced:

    o plans to reduce outstanding shares by approximately 9% through the settlement of our equity hedge;

    o lower than expected first quarter 2003 earnings and our forecast of potentially lower than expected 2003 earnings absent immediate corrective actions; and

    o certain operational changes and associated costs including an approximately 1,000 person workforce reduction, streamlining of certain management and operation functions and the exiting the Mac Direct portion of our Mac Tools business.

                          SUMMARY OF THE EXCHANGE OFFER

         We are offering to exchange:

    o $150.0 million aggregate principal amount of our 3 1/2% Notes due 2007, which we refer to as the exchange notes due 2007, for $150.0 million aggregate principal amount of our outstanding 3 1/2% Notes due 2007, which we refer to as the initial notes due 2007; and

    o $200.0 million aggregate principal amount of our 4 9/10% Notes due 2012, which we refer to as the exchange notes due 2012, for $200.0 million aggregate principal amount of our outstanding 4 9/10% Notes due 2012, which we refer to as the initial notes due 2012.

We refer to the exchange notes due 2007 and the exchange notes due 2012, collectively, as the exchange notes, and the initial notes due 2007 and the initial notes due 2012, collectively, as the initial notes.

         To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.


Expiration Date.............. The exchange offer will expire at 5:00 p.m., New
                              York City time on [_____], 2003, unless we extend it.

Registration Rights
   Agreement................. You have the right to exchange the initial notes that you hold for exchange notes with
                              substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your initial notes.

Accrued Interest on the
     Exchange Notes and
     Initial Notes........... The exchange notes will bear interest from their issuance date. Holders of initial notes which are accepted for exchange will receive, in cash, accrued interest on the initial notes to, but not including, the issuance date of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes.

Conditions to the
     Exchange Offer.......... The exchange offer is subject to customary conditions, which we may waive. You should read the discussion under "Exchange Offer-- Conditions to the Exchange Offer" for more information regarding conditions of the exchange offer.

Procedures for Tendering
     Initial Notes........... If you are a holder of initial notes and wish to accept the exchange offer, you must either:

                              o complete, sign and date the accompanying Letter
                                of Transmittal, or a facsimile of the Letter of Transmittal; or

                              o arrange for The Depository Trust Company to
                                transmit required information to the exchange agent in connection with a book-entry transfer.

                              The exchange agent must receive such documentation or information and your initial notes on or prior to the expiration date at the address set forth in the section of this prospectus entitled "Exchange Offer--Exchange Agent."

Representation Upon Tender... By tendering your initial notes in this manner, you will be representing, among other things, that:

                              o the exchange notes you acquire in the exchange
                                offer are being acquired in the ordinary course of your business;

                              o you are not participating, do not intend to
                                participate, and have no arrangement or
                                understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                              o you are not a party related to us.

Procedures for Beneficial
     Owners.................. If you are the beneficial owner of initial notes registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf within the time period set forth in the section of this prospectus entitled "Exchange Offer."

Material Federal Tax
     Consequences............ The exchange of initial notes for exchange notes will not result in any gain or loss to you for federal income tax purposes. Your holding period for the exchange notes will include the holding period for the initial notes and your adjusted tax basis of the exchange notes will be the same as your adjusted tax basis of the initial notes at the time of the exchange. For additional information, you should read the discussion under "U.S. Federal Tax Considerations."

Failure to Exchange Will
     Affect You  Adversely... Initial notes that are not tendered, or that are tendered but not accepted, will be subject to the existing transfer restrictions on the initial notes after the exchange offer. We will have no further obligation to register the initial notes under the Securities Act of 1933. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Guaranteed Delivery
     Procedures.............. If you wish to tender your initial notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "Exchange Offer--Guaranteed Delivery Procedure."

Acceptance of Initial Notes;
     Delivery of
     Exchange Notes.......... Subject to customary conditions, we will accept initial notes which are properly tendered in the exchange offer and not withdrawn, before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

Use of Proceeds.............. We will not receive any proceeds from the exchange offer.

Exchange Agent............... JPMorgan Chase Bank is the exchange agent for the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

         The exchange notes due 2007 are substantially identical to the initial notes due 2007 and the exchange notes due 2012 are substantially identical to the initial notes due 2012, with limited exceptions. The exchange notes are subject to the same indenture as the initial notes. For additional information, you should read the discussion under "Description of Notes."

Securities Offered .......... $150.0 million aggregate principal amount of
                              3 1/2% Notes due 2007

                              $200.0 million aggregate principal amount of 4 9/10% Notes due 2012

Maturity .................... The exchange notes due 2007 will mature on
                              November 1, 2007.

                              The exchange notes due 2012 will mature on November 1, 2012.

Interest .................... Interest on the exchange notes due 2007 will accrue at the rate of 3 1/2% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2003.

                              Interest on the exchange notes due 2012 will accrue at the rate of 4 9/10% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2003.

Ranking ..................... The exchange notes will be unsecured and will rank equally with all of our unsecured and
                              unsubordinated indebtedness. Holders of the exchange notes will generally have a position junior to the claims of the creditors, including the trade creditors, of our subsidiaries.

Optional Redemption ......... We may redeem all or part of the exchange notes at our option at a redemption price equal to the greater of:

                              o 100% of the principal amount of the exchange
                                notes being redeemed; and

                              o the applicable Make-Whole Amount, as defined in
                                "Description of the Notes--Optional Redemption," for each series of exchange notes being redeemed,

                              plus, in each case, accrued interest on such exchange notes to the redemption date.

Book-entry .................. The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and such interests may not be exchanged for certificated exchange notes, except in limited circumstances. See "Book-Entry; Delivery and Form."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following tables set forth our summary historical consolidated financial data. The summary financial data is intended only as a convenient reference. The income statement data and balance sheet data as of and for each of the fiscal years in the three year period ended December 28, 2002 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP. The tables should be read in conjunction with our historical consolidated financial data incorporated in this prospectus by reference.


                                         DECEMBER 30,  DECEMBER 29, DECEMBER 29,
                                            2000          2001         2002
                                         ------------  -------------------------
                                                 (DOLLARS IN MILLIONS,
                                                EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:
   Net sales.............................. $2,730.6     $2,606.6   $2,593.0
   Costs and expenses
     Cost of sales........................  1,751.5      1,701.3    1,757.2
     Selling, general and administrative..    638.3        575.9      547.2
     Interest-net.........................     27.1         25.6       24.5
     Other-net............................     20.0         (5.3)      (8.4)
     Restructuring charges and asset
       impairments........................       --         72.4         --
                                           --------     --------   --------
   Total costs and expenses...............  2,436.9      2,369.9    2,320.5
                                           --------     --------   --------
   Earnings before income taxes...........    293.7        236.7      272.5
   Income taxes...........................     99.3         78.4       87.5
                                           --------     --------   --------
   Net earnings...........................    194.4        158.3      185.0
                                           ========     ========   ========

Earnings per share:
   Basic.................................. $   2.22     $   1.85   $   2.14
   Diluted................................     2.22         1.81       2.10

OTHER FINANCIAL DATA:
   Depreciation and amortization ......... $   82.1     $   81.8   $   71.2
   EBITDA(1)..............................    402.9        344.1      368.2


----------
(1) EBITDA represents earnings before interest, taxes, depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, debt service requirements, tax payments or capital expenditure requirements.


RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the fiscal years ended 1998, 1999, 2000, 2001 and 2002 are 5.7x, 5.9x, 6.9x, 6.3x and 7.7x, respectively. The ratio of earnings to fixed charges is calculated on a total enterprise basis. Earnings represent earnings before income taxes and fixed charges. Fixed charges represent interest incurred plus that portion of rental expense deemed to be interest.

THE STANLEY WORKS AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 29, 2001 AND DECEMBER 28, 2002
(DOLLARS IN MILLIONS)
                                                          2001           2002
                                                        --------       --------
Assets:
Current assets:
   Cash and cash equivalents........................... $  115.2       $  121.7
   Accounts and notes receivable.......................    551.3          548.0
   Inventories.........................................    410.1          414.7
   Other current assets................................     67.9          106.0
                                                        --------       --------
Total current assets...................................  1,144.5        1,190.4
   Property, plant and equipment, net..................    491.2          494.8
   Goodwill and other intangibles......................    236.1          544.9
   Other assets........................................    183.9          188.1
                                                        --------       --------
   Total assets........................................ $2,055.7       $2,418.2
                                                        ========       ========

Liabilities and shareowners' equity:
Current liabilities:
   Short-term borrowings............................... $  177.3       $  140.1
   Current maturities of long-term debt................    120.1            9.5
   Accounts payable....................................    247.7          260.3
   Accrued expenses....................................    280.4          271.0
                                                        --------       --------
Total current liabilities..............................    825.5          680.9

Long-term debt.........................................    196.8          564.3
Other liabilities......................................    201.1          189.2

Shareowners' equity:
   Common stock........................................    230.9          230.9
   Retained earnings...................................  1,184.9        1,244.6
   Accumulated other comprehensive loss................   (138.9)        (123.4)
   ESOP debt...........................................   (187.7)        (180.8)
                                                        --------       --------
                                                         1,089.2        1,171.3
   Less: cost of common stock in treasury..............    256.9          187.5
                                                        --------       --------
Total shareowners' equity..............................    832.3          983.8
                                                        --------       --------

Total liabilities and shareowners' equity.............. $2,055.7       $2,418.2
                                                        ========       ========

                                  RISK FACTORS

         Participating in the exchange offer involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as other information appearing elsewhere in this prospectus and the documents incorporated in this prospectus by reference, before tendering your initial notes in exchange for exchange notes.

         YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         Holders of initial notes who do not exchange their initial notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, initial notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.

         THERE WILL BE NO PUBLIC MARKET FOR THE EXCHANGE NOTES AND YOUR ABILITY TO TRANSFER THEM IS LIMITED

         The exchange notes are a new issue of securities with no existing trading market. We do not intend to have the notes listed on a national securities exchange. In addition, while the initial purchasers of the initial notes have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making activities at any time without notice. Accordingly, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

                                 USE OF PROCEEDS

         The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the initial notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

         We received net proceeds of approximately $347 million from the private offering of the initial notes, after application of offering discounts and underwriters fees. We used approximately $316 million of the net proceeds to finance our acquisition on November 25, 2002 of 100% of the outstanding common shares of Best Lock Corporation dba Best Access Systems. The balance of the net proceeds related to the fees and expenses associated with the acquisition of Best Lock, other fees and expenses relating to the offering of the initial notes, and for general corporate purposes, including the financing of our operations and the repayment of short-term indebtedness.

         The payment of our short-term indebtedness included repayment of a portion of our U.S. commercial paper indebtedness issued at varying rates and a portion of our 7 3/8% Notes that became due December 2002 in the principal amount of $100 million.

                            DESCRIPTION OF THE NOTES

         The initial notes due 2007 and the initial notes due 2012 were issued, and the exchange notes due 2007 and the exchange notes due 2012 will be issued, as separate series of securities under an indenture dated as of November 1, 2002, between us and JPMorgan Chase Bank, as trustee. Unless otherwise specified, as used in this section "notes" shall mean both the exchange notes due 2007 and the exchange notes due 2012.

         The indenture provides that we will have the ability to issue securities with terms different than those of the notes, to "reopen" a previous issue of a series of securities (including the notes) and to issue additional securities of any series (including the notes). Copies of the indenture and the form of the notes are available from us upon request. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture, and the definitions in the indenture of certain terms. The notes are subject to all such terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement of those terms.

         Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the notes and the indenture. Capitalized terms used and not defined in this summary have the meaning ascribed to such terms in the indenture.

GENERAL

         The notes will have the following basic terms:

    o the notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness;

    o the notes due 2007 will accrue interest at a rate of 3 1/2% per year and will mature on November 1, 2007;

    o the notes due 2012 will accrue interest at a rate of 4 9/10% per year and will mature on November 1, 2012;

    o interest will accrue on the notes (excluding the maturity date) from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2003; and

    o we may redeem the notes at any time at our option as described below under "-Optional Redemption."

         Interest will be paid to the person in whose name a note is registered at the close of business on the April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

         If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

         The notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. The notes will be represented by one or more global notes registered in the name of a nominee of DTC.

RANKING

         Payment of the principal and interest on the notes will rank equally with all our other unsecured and unsubordinated indebtedness. Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the notes, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, including trade creditors.

OPTIONAL REDEMPTION

         The Stanley Works (the "Company") may redeem any of the notes in whole or in part, at its option, at any time prior to their maturity, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at, in each case, the Treasury Rate plus 15 basis points for the notes due 2007 (the "2007 Make-Whole Amount") and 20 basis points for the notes due 2012 (the "2012 Make-Whole Amount;" and, together with the 2007 Make-Whole Amount, the "Make-Whole Amount"), plus, in each case, accrued interest thereon to the date of redemption.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

         "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. or their affiliates which are primary United States government securities dealers, and their respective successors, and three other firms which are primary United States government securities dealers that the Company selects; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

         The Company will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of notes to be redeemed.

         Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portion thereof called for redemption.

CERTAIN COVENANTS

         Except as set forth below or in any indenture supplemental to the indenture or in a board resolution of the Company establishing a series of securities under the indenture, the indenture does not:

    o limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

    o contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

    LIMITATION ON LIENS

         The indenture provides that if the Company or any Restricted Subsidiary shall issue, assume or guarantee any evidence of indebtedness for money borrowed ("Indebtedness") secured by a mortgage, security interest, pledge or lien ("Mortgage") on any Principal Property, or shares of stock or Indebtedness of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure any debt securities issued under the indenture (the "Securities") equally and ratably with such secured Indebtedness, unless the aggregate amount of all such secured Indebtedness, together with all Attributable Debt outstanding pursuant to the first paragraph of the "Limitation on Sale and Lease-back Transactions" covenant described below, would not exceed 10% of Consolidated Net Worth.

         Such limitation will not apply to Indebtedness secured by (a) Mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any property existing at the date of the indenture or at the time of acquisition by the Company or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) Mortgages securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (d) purchase money and construction Mortgages entered into within specified time limits, (e) mechanics' liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from any governmental body pursuant to contract or provision of statute, any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of the Company or any Restricted Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits or the acquisition of property and in the aggregate do not materially impair use of any Principal Property or which are being contested in good faith or (f) any extension, renewal or replacement of any of the aforementioned Mortgages not in excess of the principal amount of such Indebtedness plus the fee incurred in connection with such transaction.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

         The indenture provides that neither the Company nor any Restricted Subsidiary may enter into any sale and lease-back transaction involving any Principal Property unless the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the first paragraph of the "Limitation on Liens" covenant described above, would not exceed 10% of Consolidated Net Worth.

         Such limitation will not apply to any sale and lease-back transaction if (a) the lease is for a period of not more than three years, (b) the purchaser's commitment is obtained within a specified period after the acquisition, construction or placing in service of the Principal Property, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or instrumentality or agency thereof, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (e) the Company or such Restricted Subsidiary would be entitled as described in "Limitation on Liens," above, to mortgage such Principal Property without equally and ratably securing the Securities, or (f) the Company or such Restricted Subsidiary, within 180 days after the effective date of the transaction, applies to the retirement of Securities or other Indebtedness of the Company or a Restricted Subsidiary an amount equal to (A) either (i) the lesser of the net proceeds of the sale or transfer or the book value at the date of such sale or transfer of the Principal Property leased, if the transaction is for cash, or (ii) the fair market value of the Principal Property leased, if the transaction is for other than cash, minus (B) the amount equal to the principal amount of Securities delivered to the trustee within such 180 days for cancellation and the principal amount of Indebtedness voluntarily retired (including any premium or fee paid in connection therewith) within such 180 days.

    CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company may consolidate or merge with or into any other corporation, and the Company may sell or transfer all or substantially all of its assets to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the Securities and the performance and observance of the indenture and (b) the Company or such successor corporation shall not immediately thereafter be in default under the indenture.

    DEFINITION OF CERTAIN TERMS

         "Restricted Subsidiary" means a Subsidiary (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (ii) which owns a Principal Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by the Company or any Subsidiary or which is primarily engaged in the business of a finance company either on a secured or an unsecured basis.

         "Principal Property" means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by the Company or a Restricted Subsidiary, exclusive of (i) motor vehicles, mobile materials-handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includable in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 10% of Consolidated Net Worth or which the board of directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.

         "Consolidated Net Worth" means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries after deducting the minority interests of others in Subsidiaries. A Subsidiary is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries.

         "Attributable Debt" in respect of any Sale and Lease-Back Transaction means, as of the time of the determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and
(ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of lease included in such transaction.

EVENTS OF DEFAULT

         The following events are defined in the indenture as "Events of Default" with respect to a series of Securities:

              (1) default in the payment of any installment of interest on any Securities in such series for 30 days after becoming due;

              (2) default in the payment of principal or premium, if any, of any Securities in such series when due;

              (3) default in the performance of any other covenant for 90 days after notice;

              (4) involuntary acceleration of the maturity of other Indebtedness of the Company in excess of $10 million for money borrowed which acceleration shall not be rescinded or annulled, or which Indebtedness shall not be discharged, within 10 days after notice;

              (5) entry of certain court orders which would require the Company to make payments exceeding $25 million and where 60 days have passed since the entry of the order without it having been satisfied or stayed;

              (6)  certain events of bankruptcy, insolvency or reorganization;
                   and

              (7) any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to a particular series of Securities.

         If an Event of Default shall occur and be continuing with respect to a series of Securities, either the trustee or the holders of at least 25% in principal amount of the outstanding Securities (or such lesser amount as may be provided for in the Securities of such series) of such series may declare the entire principal amount of all the Securities of such series to be due and payable.

         The indenture provides that the trustee shall, within 90 days after the occurrence of default with respect to a particular series of Securities, give the holders of the Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the Securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Securities of such series.

         The Company is required to furnish the trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

         No holder of any Security of any particular series shall have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

              (1) an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

              (2) the holders of not less than 25% of the outstanding principal amount of Securities of a particular series shall have requested the trustee for such series to institute proceedings in respect of such Event of Default;

              (3) the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request;

              (4) the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

              (5) no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding Securities of such series.

         The holders of a majority in principal amount of a particular series of Securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the Securities unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

MODIFICATION AND WAIVERS

         Modification and amendments of the indenture may be made by the Company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, (a) change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any Security, (b) reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any Security, (c) change the obligation of the Company to pay additional amounts with respect to any Security or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (d) change the redemption provisions of any Security or adversely affect the right of repayment at the option of any holder of any Security, (e) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any Security is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Security, (g) reduce the percentage in principal amount of the outstanding Securities, the consent of whose holders is required in order to take certain actions, (h) reduce the requirements for quorum or voting by holders of Securities in Section 15.4 of the indenture, (i) modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each Security affected thereby, (j) make any change that adversely affects the right to convert or exchange any Security into or for common stock of the Company or other securities in accordance with its terms or (k) modify any of the above provisions.

         The holders of at least a majority in aggregate principal amount of the Securities of any series may, on behalf of the holders of all Securities of such series, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Securities of any series may, on behalf of the holders of all Securities of such series, waive any past default and its consequences under the indenture with respect to the Securities of such series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to Securities of such series or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Security of any series.

         Under the indenture, the Company will be required to furnish the trustee annually a statement as to performance by the Company of certain of its obligations under the indenture and as to any default in such performance. The Company is also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The Company may discharge certain obligations to holders of any series of Securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such Securities are payable in an amount sufficient to pay the entire indebtedness on such Securities with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if such Securities have become due and payable) or to the maturity thereof or the date of redemption of such securities, as the case may be.

         The indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to the Securities of or within any series pursuant to Section 3.1 thereof, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Securities and other obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency with respect to such Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Securities under the covenants described under "Limitation on Liens" and "Limitation on Sale and Lease-back Transactions" above or, if provided pursuant to Section 3.1 of the indenture, its obligations with-respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon, among other things, the irrevocable deposit by the Company with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such Securities are payable at stated maturity, or government obligations, or both, applicable to such Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Securities on the scheduled due dates therefor.

         In the event the Company effects covenant defeasance with respect to any Securities and such Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 10.5 and 10.6 of the indenture (which Sections would no longer be applicable to such Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such foreign currency in which such Securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on such Securities at the time of the stated maturity but may not be sufficient to pay amounts due on such Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

GOVERNING LAW

         The indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

         The trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

                          BOOK-ENTRY; DELIVERY AND FORM

         Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediate available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

         So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

    o    receiving payment on the notes;

    o    receiving notices; and

    o    for all other purposes under the Indenture and the notes.

         Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.

         Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

         Although DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. of Luxembourg ("Clearstream") have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of the initial purchasers or ours will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         DTC has provided the following information to us. DTC is a:

    o    limited-purpose trust company organized under the New York Banking Law;

    o    banking organization within the meaning of the New York Banking Law;

    o    member of the U.S. Federal Reserve System;

    o clearing corporation within the meaning of the New York Uniform Commercial Code; and

    o clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

CERTIFICATED NOTES

         Except as otherwise provided in or pursuant to the Indenture, notes represented by a global security are exchangeable for certificated notes only if:

    o DTC notifies us that it is unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days;

    o we execute and deliver to the Trustee a statement that such global security shall be so exchangeable; or

    o an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

         Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination. If a global security becomes exchangeable for certificated notes:

    o certificated notes will be issued only in fully registered form in denominations of $5,000 or integral multiples of $5,000;

    o payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

    o no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                                 EXCHANGE OFFER

    REGISTRATION RIGHTS AGREEMENT

         The initial notes were originally issued on November 1, 2002 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., BNP Paribas Securities Corp. and Fleet Securities, Inc., pursuant to a purchase agreement dated October 29, 2002. The initial purchasers subsequently resold the initial notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to a registration rights agreement with the initial purchasers entered into as a condition to the closing under the purchase agreement. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:

    o file an exchange offer registration statement on or before April 30, 2003 with the Securities and Exchange Commission with respect to the exchange offer for the initial notes; and

    o use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act by July 29, 2003.

         Upon the exchange offer registration statement being declared effective, we will offer the exchange notes due 2007 in exchange for surrender of the initial notes due 2007 and the exchange notes due 2012 in exchange for surrender of the initial notes due 2012. We will keep the exchange offer open for not less than 30 calendar days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. For each initial note due 2007 or initial note due 2012 surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note due 2007 or exchange note due 2012, as the case may be, having a principal amount equal to that of the surrendered initial note.

         Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of initial notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    o will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

    o    will not be able to tender its initial notes in the exchange offer; and

    o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

         As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

    o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

    o the holder or any such other person is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

    o    it is acquiring the exchange notes in the ordinary course of business.

         Each holder participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters.

         For a description of the procedures for resales by broker-dealers, see "Plan of Distribution."

    SHELF REGISTRATION STATEMENT

         If applicable interpretations of the Commission do not permit us to effect the exchange of the initial notes for the exchange notes, or, under certain other circumstances, including if for any other reason the exchange offer registration statement is not declared effective by July 29, 2003, we will:

    o as promptly as practicable, file a shelf registration statement covering resales of the initial notes;

    o use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act by August 28, 2003; and

    o use our reasonable efforts to keep effective the shelf registration statement until the earlier of two years after its effective date or until all of the initial notes covered by the shelf registration statement have been sold or otherwise cease to be registrable securities within the meaning of the registration rights agreement.

         We will, in the event of the filing of a shelf registration statement, provide to each holder of the notes copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement for the notes has become effective. A holder of notes that sells such notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding the increase in the interest rate borne by the notes described in the succeeding paragraph.

         In the event that either (a) the exchange offer registration statement is not filed with the SEC on or prior to April 30, 2003, (b) the exchange offer registration statement is not declared effective on or prior to July 29, 2003 or
(c) the exchange offer is not consummated or a shelf registration statement with respect to the notes is not declared effective on or prior to August 28, 2003, the interest rate borne by the notes shall be increased by 0.25% per year with respect to the first 90-day period (or portion thereof) following April 30, 2003 in the case of clause (a) above, July 29, 2003 in the case of clause (b) above and August 28, 2003 in the case of clause (c) above. The additional interest payable as described in the immediately preceding sentence will increase by an additional 0.25% per year for each subsequent 90-day period (or portion thereof), up to a maximum amount of 0.50% per year. Upon (i) the filing of the exchange offer registration statement after April 30, 2003 described in clause
(a) above, (ii) the effectiveness of the exchange offer registration statement after July 29, 2003 described in clause (b) above or (iii) the consummation of the exchange offer or the effectiveness of the shelf registration statement, after August 28, 2003 described in clause (c) above, the interest rate on the notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus.

         This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

         Following consummation of the exchange offer, holders of initial notes who are eligible to participate in the exchange offer but who do not tender their initial notes will not have any additional registration rights and such initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such initial notes could be adversely affected.

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

         The exchange offer will expire at 5:00 p.m., New York City time, on [_____], 2003, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 20 business days after we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act of 1934 and the registration rights agreement.

         To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice. We will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

         We expressly reserve the right:

    o to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

    o    to amend the terms of the exchange offer in any manner.

         If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

    PROCEDURES FOR TENDERING INITIAL NOTES

         To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

Regular Delivery Procedure:   Complete, sign and date the letter of transmittal,
                              or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York
                              City time, on the expiration date.

Book-entry
  Delivery Procedure:         Send a timely confirmation of a book-entry
                              transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company ("DTC") as contemplated by the procedures for book-entry transfer described under "--Book-Entry Delivery
                              Procedure" below, on or before 5:00 p.m., New York
                              City time, on the expiration date.

Guaranteed                    Delivery Procedure: If time will not permit you to
                              complete your tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

         The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

         Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

         If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution is:

    o a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    o a commercial bank or trust company having an office or correspondent in the United States; or

    o an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

         However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

    o by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at DTC in the case of book-entry transfers; or

    o    for the account of an eligible institution.

         If the letter of transmittal or any bond powers are signed by:

    o the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

    o a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;

    o a person other than the registered holder of any initial notes: These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes; or

    o trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

    BOOK-ENTRY DELIVERY PROCEDURE

         Any financial institution that is a participant in DTC's system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

         A delivery of initial notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

    GUARANTEED DELIVERY PROCEDURE

         If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

    o you tender through an eligible institution, on or before the expiration date, and the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by this letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

    o the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

    ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

         Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

         We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

         All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal tenders will be determined by us in our sole discretion. Our determination will be final and binding.

         We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent, any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

         If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.

         We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, in each case, in form satisfactory to us and the exchange agent.

         If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

         In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:

    o purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described under "--Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer as provided by the terms of our registration rights agreement; and

    o purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

         The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

    WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "Exchange Agent" and before acceptance of your tendered initial notes for exchange by us.

         Any notice of withdrawal must:

    o specify the name of the person having tendered the initial notes to be withdrawn;

    o identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

    o be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

    o    state that you are withdrawing your tender of initial notes.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

         You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time before the expiration date.

    CONDITIONS TO THE EXCHANGE OFFER

         With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

    o the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

    o    any required governmental approval has not been obtained; or

    o a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.

         These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any time to exercise any of our rights described in this prospectus will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.

         If we determine that we may terminate the exchange offer, as provided above, we may:

    o refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

    o extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

    o waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "--Expiration Date; Extensions; Amendments; Termination."

         If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under "--Shelf Registration Statement." The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

    ACCOUNTING TREATMENT

         We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

    EXCHANGE AGENT

         We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. You should direct all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

         JPMorgan Chase Bank
         Corporate Trust Services
         2001 Bryan Street - 9th Floor
         Dallas, Texas  75201
         Attention:  Frank Ivins
         Telephone: (214) 468-6464

    FEES AND EXPENSES

         We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

         We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. If required by law, we will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

         We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

         Tendering holders will pay the amount of any transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer, whether imposed on the registered holder or any other person, if:

    o certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

    o tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

    o a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

         If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

    YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

         If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to "Risk Factors--Your failure to participate in the exchange offer will have adverse consequences."

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following general discussion summarizes the material U.S. federal tax aspects of the exchange offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of exchange notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities of foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, except as otherwise provided, this discussion addresses only certain U.S. federal income tax consequences and does not describe U.S. federal estate or gift tax consequences or the tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.

         A U.S. Holder is a beneficial owner of a note that is (1) a citizen or resident of the U.S.; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which is either subject to the supervision of a court within the U.S. and the control of one or more U.S. persons, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A Foreign Holder is a beneficial owner of a note that is not a U.S. Holder.

         This discussion is based upon the Code, existing and proposed Treasury regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any opinions of counsel or rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the notes which are different from those discussed herein.

         INVESTORS IN NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, IN LIGHT OF THEIR PARTICULAR SITUATIONS.

EXCHANGE OF NOTES

         The exchange of notes pursuant to the exchange offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly:

    o a holder will not recognize gain or loss upon receipt of an exchange note;

    o the holding period of an exchange note will include the holding period of the initial note exchanged therefor; and

    o the adjusted tax basis of an exchange note will be the same as the adjusted tax basis of the initial note exchanged.

         The filing of a shelf registration statement will not result in a taxable exchange to us or to any holder of a note.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

    PAYMENTS OF INTEREST

         A U.S. Holder of an exchange note generally will be required to report as ordinary income for U.S. federal income tax purposes interest received or accrued on the exchange note in accordance with the U.S. Holder's method of accounting.

    BOND PREMIUM AND MARKET DISCOUNT

         A U.S. Holder who purchases an exchange note for an amount in excess of its stated principal amount will be considered to have purchased the exchange note at a premium equal to the amount of such excess. A U.S. Holder generally may elect to amortize the premium on the constant yield method. The amount amortized in any year under such method will be treated as a reduction of the holder's interest income from the exchange note during such year and will reduce the holder's adjusted tax basis in the exchange note by such amount. A holder of an exchange note that does not make the election to amortize the premium will not reduce its tax basis in the exchange note, and thus effectively will realize a smaller gain or a larger loss on a taxable disposition of the exchange note than it would have realized had the election been made. The election to amortize the premium on a constant yield method, once made, applies to all debt obligations held or acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         If a U.S. Holder purchases an exchange note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes unless such difference is less than a specified de minimis amount. Under the de minimis exception, an exchange note is considered to have no market discount if the excess of the stated redemption price at maturity of the exchange note over the holder's tax basis in such note immediately after its acquisition is less than 0.25% of the stated redemption price at maturity of the exchange note multiplied by the number of complete years to the maturity date of the exchange note after the acquisition date.

         Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain from the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such a holder may be required to defer until maturity of the exchange note or its earlier disposition in a taxable transaction the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange note.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless the U.S. Holder elects to accrue the market discount on a constant interest method. A U.S. Holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligation acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    SALE, EXCHANGE, OR REDEMPTION OF THE EXCHANGE NOTES

         Upon the sale, exchange, retirement, or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note (or the cost of the initial note exchanged for the exchange note) to the U.S. Holder, increased by any market discount previously included in income by such U.S. Holder and decreased by any amortized bond premium applied to reduce interest and by any principal payments on the exchange note. Such gain or loss generally will constitute capital gain or loss, except to the extent of any accrued market discount not previously included in income, which will be taxed as ordinary income. Amounts received attributable to accrued but unpaid interest will be treated as ordinary interest income.

U.S. FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

    PAYMENT OF INTEREST

         The payment to a Foreign Holder of interest on an exchange note generally will not be subject to a 30% U.S. federal withholding tax provided that the Foreign Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and Treasury regulations; (3) is not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4) (a) provides its name and address on an IRS Form W-8BEN (or successor form) and certifies under penalty of perjury that it is not a U.S. person or (b) a bank, brokerage house or other financial institution that holds the notes on behalf of the Foreign Holder in the ordinary course of its trade or business certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN (or a successor form) from the beneficial owner and furnishes us with a copy thereof (hereinafter referred to as the "portfolio interest exception").

         If a Foreign Holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the Foreign Holder will be subject to a 30% U.S. federal withholding tax, unless the Foreign Holder provides us with a properly executed (1) IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or a successor form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the Foreign Holder's conduct of a trade or business in the U.S.

         If a Foreign Holder of an exchange note is engaged in a trade or business in the U.S. and interest on the exchange note is effectively connected with the conduct of such trade or business, the Foreign Holder will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder, unless the Foreign Holder can claim an exemption under the benefit of an applicable income tax treaty. In addition, if such Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

    SALE, EXCHANGE, OR REDEMPTION OF THE EXCHANGE NOTES

         Generally, a Foreign Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note unless (1) the gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the U.S.; (2) in the case of a Foreign Holder who is a nonresident alien individual, such individual is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met. Notwithstanding (1) and (2), a Foreign Holder will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided.

U.S. FEDERAL ESTATE TAXATION OF FOREIGN HOLDERS

         An exchange note that is held by an individual who at the time of death is not a citizen or resident of the U.S. generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of the individual's death, payments of interest with respect to such exchange note would have qualified for the portfolio interest exception.

                  INFORMATION REPORTING AND BACKUP WITHHOLDING

         U.S. Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is 30% for amounts paid during the calendar year 2003) with respect to cash payments in respect of principal, interest, and the gross proceeds from dispositions of the exchange notes. Backup withholding may apply if the U.S. Holder (1) fails to furnish its social security or other taxpayer identification number ("TIN") on an IRS Form W-9 within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) fails to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from backup withholding, including corporations and financial institutions.

         Foreign Holders generally will not be subject to backup withholding at the rate described in the immediately preceding paragraph on payments of interest made to a Foreign Holder provided that we do not have actual knowledge or reason to know that the Foreign Holder is a U.S. person and the Foreign Holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding, although such payments may be subject to certain reporting requirements. Payments of the proceeds of a disposition of exchange notes by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Foreign Holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the U.S. through a non-U.S. office of a non-U.S. broker and payment is not received in the U.S..

         The amount of any backup withholding imposed on a payment to a U.S. or Foreign Holder of an exchange note will be allowed as a credit against such holder's U.S. federal income tax liability, and such holder may be entitled to a refund, provided that the required information is furnished to the IRS. U.S. and Foreign Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

                              PLAN OF DISTRIBUTION

         A broker-dealer that is the holder of initial notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than initial notes acquired directly from us or any of our affiliates, may exchange such initial notes for exchange notes pursuant to the exchange offer; provided, that each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of time not to exceed 180 days after the registration statement of which this prospectus forms a part is declared effective, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities described in the registration rights agreement, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the exchange notes offered by this prospectus will be passed upon for us by Sonnenschein Nath & Rosenthal, Washington, DC.

                                     EXPERTS

         The consolidated financial statements of The Stanley Works and subsidiaries appearing in The Stanley Works' Annual Report (Form 10-K) for the year ended December 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

    o The Stanley Works' Annual Report on Form 10-K for the fiscal year ended December 28, 2002;

    o The Stanley Works' Current Report on Form 8-K dated April 9, 2003, filed with the SEC on April 9, 2003, solely to the extent the information in such Form 8-K relates to historical financial data;

    o The Stanley Works' Current Report on Form 8-K dated January 24, 2003, filed with the SEC on January 24, 2003, solely to the extent the information in such Form 8-K relates to historical financial data;

    o The Stanley Works' Current Report on Form 8-K dated January 17, 2003, filed with the SEC on January 17, 2003, solely to the extent the information in such Form 8-K relates to historical financial data; and

    o The definitive proxy statement relating to The Stanley Works' 2003 Annual Meeting of Shareholders dated April 2, 2003.

         This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act) subsequent to the date of this prospectus until all the notes being offered by this prospectus are sold or until the offering of the notes is otherwise terminated. "Incorporation by reference" means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC after the date of this prospectus will automatically supplement, update or supercede previously filed information.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:
The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, (860) 225-5111, Attention: Treasurer.

                                THE STANLEY WORKS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 33-771 of the Connecticut Business Corporation Act as amended permits the indemnification of directors as long as such director's behavior conforms to certain standards. Section 33-636 provides that a corporation's certificate of incorporation may limit personal liability and make indemnification obligatory under certain circumstances. Article V of The Stanley Works Bylaws provides for the indemnification and reimbursement of, and advances of expenses to directors, officers, employees or agents of the corporation or of those who served at the corporation's request, provided that such exemption satisfies the Connecticut Business Corporation Act. Section 11 of The Stanley Works restated certificate of incorporation limits director liability to the company or its shareholders for monetary damages to the amount of compensation for serving the corporation during the year of violation, to the extent permitted by the Connecticut Business Corporation Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

             (a) Exhibits

EXHIBIT
NUMBER        EXHIBIT DESCRIPTION
------        -------------------
3(i)          Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Annual Report on Form 10-K for the year ended January 2, 1999).

3(ii)         By-Laws as amended October 17, 2001 (incorporated by reference to
              Exhibit 3(ii) to the Annual Report on Form 10-K for the year ended December 29, 2001).

4(i) Indenture, dated as of April 1, 1986 between the Company and State Street Bank and Trust Company, as successor trustee, defining the rights of holders of 5.75% Notes due March 1, 2004 (incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-4344 filed March 27, 1986)

4(ii) First Supplemental Indenture, dated as of June 15, 1992 between the Company and State Street Bank and Trust Company, as successor trustee (incorporated by reference to Exhibit (4) (c) to Registration Statement No. 33-46212 filed July 21, 1992)

4(ii)(a) Certificate of Designated Officers establishing Terms of 5.75% Notes due March 1, 2004 (incorporated by reference to Exhibit 4(ii)(b) to the Annual Report on Form 10-K for the year ended January 2, 1999)

4(iii) Rights Agreement, dated January 31, 1996 (incorporated by reference to Exhibit (4)(i) to Current Report on Form 8-K dated January 31, 1996)

4(iv) Amended and Restated Facility A (364 Day) Credit Agreement, dated as of October 17, 2001, with the banks named therein and Citibank, N.A. as administrative agent (incorporated by reference to Exhibit 4(iv) to the Annual Report on Form 10-K for the year ended December 28, 2002).

4(v) Facility B (Five Year) Credit Agreement, dated as of October 17, 2001, with the banks named therein and Citibank, N.A. as administrative agent (incorporated by reference to Exhibit 4(v) to the Annual Report on Form 10-K for the year ended December 29,
              2001).

4(vi) Indenture, dated as of November 1, 2002 between the Company and JPMorgan Chase Bank, as trustee, defining the rights of holders of 3-1/2% Notes due November 1, 2007 and 4-9/10% Notes due November 1, 2012 (incorporated by reference to Exhibit 4(vi) to the Annual Report on Form 10-K for the year ended December 28, 2002)

4(vii) Registration Rights Agreement, dated November 1, 2002, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., BNP Paribas Securities Corp. and Fleet Securities, Inc., as Purchasers (incorporated by reference to Exhibit 4(vii) to the Annual Report on Form 10-K for the year ended December 28, 2002)

5 Opinion of Sonnenschein Nath & Rosenthal regarding the validity of the 3 1/2% Notes due 2007 and 4 9/10% Notes due 2012, including consent

8 Opinion of Sonnenschein Nath & Rosenthal regarding certain federal income tax matters, including consent

10(i) Deferred Compensation Plan for Non-Employee Directors as amended December 11, 2000 (incorporated by reference to Exhibit 10(ii) to the Annual Report on Form 10-K for the year ended December 30, 2000.)

10(ii) 1988 Long-Term Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10(iii) to the Annual Report on Form 10-K for the year ended January 3, 1998)

10(iii) Management Incentive Compensation Plan effective January 4, 1998 (incorporated by reference to Exhibit 10(iii) to the Quarterly Report on Form 10-Q for the quarter ended July 4, 1998)

10(iv) Deferred Compensation Plan for Participants in Stanley's Management Incentive Plan effective January 1, 1996 (incorporated by reference to Exhibit 10(v) to the Annual Report on Form 10-K for the year ended December 30, 1995)

10(v) Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works amended and restated as of June 30, 2001 (incorporated by reference to Exhibit 10(vi) to the Annual Report on Form 10-K for the year ended December 29, 2001).

10(vi) Note Purchase Agreement, dated as of June 30, 1998, between the Stanley Account Value Plan Trust, acting by and through Citibank, N.A. as trustee under the trust agreement for the Stanley Account Value Plan, for $41,050,763 aggregate principal amount of 6.07% Senior ESOP Guaranteed Notes Due December 31, 2009 (incorporated by reference to Exhibit 10(i) to the Quarterly Report on Form 10-Q for the quarter ended July 4, 1998)

10(vii) New 1991 Loan Agreement, dated June 30, 1998, between The Stanley Works, as lender, and Citibank, N.A. as trustee under the trust agreement for the Stanley Account Value Plan, to refinance the 1991 Salaried Employee ESOP Loan and the 1991 Hourly ESOP Loan and their related promissory notes (incorporated by reference to Exhibit 10(ii) to the Quarterly Report on Form 10-Q for the quarter ended July 4, 1998)

10(viii)(a)   Supplemental Executive Retirement Program amended and restated and effective September 19, 2001 (incorporated by reference to Exhibit
              10(ix)(a) to the Annual Report on Form 10-K for the year ended
              December 29, 2001).

10(viii)(b)   Amendment to John M. Trani's supplemental Executive Retirement
              Program, dated September 17, 1997 (incorporated by reference to
              Exhibit 10(ix)(b) to the Annual Report on Form 10-K for the year ended January 3, 1998)

10(ix)(a)     The Stanley Works Non-Employee Directors' Benefit Trust Agreement
              dated December 27, 1989 and amended as of January 1, 1991 by and between The Stanley Works and Fleet National Bank, as successor trustee (incorporated by reference to Exhibit (10)(xvii)(a) to the Annual Report on Form 10-K for year ended December 29, 1990)

10(ix)(b)     Stanley Works Employees' Benefit Trust Agreement dated December
              27, 1989 and amended as of January 1, 1991 by and between The
              Stanley Works and Fleet National Bank, as successor trustee
              (incorporated by reference to Exhibit (10)(xvii)(b) to the Annual
              Report on Form 10-K for year ended December 29, 1990)

10(x) Restated and Amended 1990 Stock Option Plan (incorporated by reference to Exhibit 10(xiii) to the Annual Report on Form 10-K for the year ended December 28, 1996)

10(xi) Master Leasing Agreement, dated September 1, 1992 between BLC Corporation and The Stanley Works (incorporated by reference to
              Exhibit 10(i) to the Quarterly Report on Form 10-Q for the quarter ended September 26, 1992)

10(xii) The Stanley Works Stock Option Plan for Non-Employee Directors, as amended December 18, 1996 (incorporated by reference to Exhibit 10(xvii) to the Annual Report on Form 10-K for the year ended January 3, 1998)

10(xiii) Employment Agreement dated as of January 1, 2000 between The Stanley Works and John M. Trani (incorporated by reference to
              Exhibit 10(i) to Current Report on Form 8-K dated June 23, 2000)

10(xiv)       1997 Long-Term Incentive Plan (incorporated by reference to
              Exhibit 99.2 to Registration Statement No. 333-42582 filed July 28, 2000)

10(xv)        2001 Long-Term Incentive Plan (incorporated by reference to
              Exhibit 99.1 to Registration Statement No. 333-64326 filed July 2,
              2001).

10(xvi) Engagement Letter, dated August 26, 1999 between The Stanley Works and Donald McIlnay (incorporated by reference to Exhibit 10(xvi) to the Annual Report on Form 10-K for the year ended December 28,
              2002)

10(xvii) Agreement, dated June 9, 1999 between The Stanley Works and James Loree (incorporated by reference to Exhibit 10(ii) to the Quarterly Report on Form 10-Q for the quarter ended July 3, 1999)

10(xviii)     Engagement Letter, dated January 2, 2001 between The Stanley Works and Paul Isabella (incorporated by reference to Exhibit 10(xviii)
              to the Annual Report on Form 10-K for the year ended December 28,
              2002)

11 Statement re: computation of per share earnings (incorporated by reference to Exhibit 11 to the Annual Report on Form 10-K for the year ended December 28, 2002)

12 Statement re: computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to the Annual Report on Form 10-K for the year ended December 28, 2002).

21 Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 28, 2002).

23(i)         Consent of Ernst & Young LLP

23(ii)        Consents of Sonnenschein Nath & Rosenthal (included in Exhibits 5 and 8)

24            Powers of Attorney (included as part of signature page)

25            Statement of Eligibility on Form T-1 of Trustee

99(i)         Form of Letter of Transmittal with respect to the exchange offer

99(ii)        Form of Notice of Guaranteed Delivery

99(iii) Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Beneficial Owner

    ITEM 22. UNDERTAKINGS

         The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Britain, State of Connecticut, on April 17, 2003.



                                       THE STANLEY WORKS


                                       By: /s/ CRAIG A. DOUGLAS
                                           -------------------------
                                           Name: Craig A. Douglas
                                           Title: Vice President and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

         Know all persons by these presents that each person whose signature appears below constitutes and appoints James M. Loree and Craig Douglas as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      SIGNATURE                                 TITLE                         DATE
      ---------                                 -----                         ----


/s/ JOHN M. Trani             Chairman, Chief Executive Officer and      April 17, 2003
--------------------------    Director (Principal Executive Officer)
John M. Trani



/s/ JAMES M. LOREE            Executive Vice President, Finance and      April 17, 2003
--------------------------    Chief Financial Officer (Principal
James M. Loree                Financial Officer)



/s/ DONALD ALLAN JR.          Vice President and Corporate Controller    April 17, 2003
--------------------------    (Chief Accounting Officer)
Donald Allan Jr.


/s/ JOHN G. Breen             Director                                   April 17, 2003
--------------------------
John G. Breen


/s/ ROBERT G. Britz           Director                                   April 17, 2003
--------------------------
 Robert G. Britz


                                      II-5







/s/ STILLMAN B. BROWN         Director                                   April 17, 2003
--------------------------
Stillman B. Brown


/s/ EMMANUEL A. KAMPOURIS     Director                                   April 12, 2003
--------------------------
Emmanuel A. Kampouris


/s/ EILEEN S. KRAUS           Director                                   April 11, 2003
--------------------------
Eileen S. Kraus


/s/ JOHN D. OPIE              Director                                   April 11, 2003
--------------------------
John D. Opie


/s/ DEREK V. SMITH            Director                                   April 11, 2003
--------------------------
Derek V. Smith


/s/ KATHRYN D. WRISTON        Director                                   April 14, 2003
--------------------------
Kathryn D. Wriston


                                 EXHIBIT INDEX


EXHIBIT
NUMBER        EXHIBIT DESCRIPTION
------        -------------------
3(i)          Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Annual Report on Form 10-K for the year ended January 2, 1999).

3(ii)         By-Laws as amended October 17, 2001 (incorporated by reference to
              Exhibit 3(ii) to the Annual Report on Form 10-K for the year ended December 29, 2001).

4(i) Indenture, dated as of April 1, 1986 between the Company and State Street Bank and Trust Company, as successor trustee, defining the rights of holders of 5.75% Notes due March 1, 2004 (incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-4344 filed March 27, 1986)

4(ii) First Supplemental Indenture, dated as of June 15, 1992 between the Company and State Street Bank and Trust Company, as successor trustee (incorporated by reference to Exhibit (4) (c) to Registration Statement No. 33-46212 filed July 21, 1992)

4(ii)(a) Certificate of Designated Officers establishing Terms of 5.75% Notes due March 1, 2004 (incorporated by reference to Exhibit 4(ii)(b) to the Annual Report on Form 10-K for the year ended January 2, 1999)

4(iii) Rights Agreement, dated January 31, 1996 (incorporated by reference to Exhibit (4)(i) to Current Report on Form 8-K dated January 31, 1996)

4(iv) Amended and Restated Facility A (364 Day) Credit Agreement, dated as of October 17, 2001, with the banks named therein and Citibank, N.A. as administrative agent (incorporated by reference to Exhibit 4(iv) to the Annual Report on Form 10-K for the year ended December 28, 2002).

4(v) Facility B (Five Year) Credit Agreement, dated as of October 17, 2001, with the banks named therein and Citibank, N.A. as administrative agent (incorporated by reference to Exhibit 4(v) to the Annual Report on Form 10-K for the year ended December 29,
              2001).

4(vi) Indenture, dated as of November 1, 2002 between the Company and JPMorgan Chase Bank, as trustee, defining the rights of holders of 3-1/2% Notes due November 1, 2007 and 4-9/10% Notes due November 1, 2012 (incorporated by reference to Exhibit 4(vi) to the Annual Report on Form 10-K for the year ended December 28, 2002)

4(vii) Registration Rights Agreement, dated November 1, 2002, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., BNP Paribas Securities Corp. and Fleet Securities, Inc., as Purchasers (incorporated by reference to Exhibit 4(vii) to the Annual Report on Form 10-K for the year ended December 28, 2002)

5 Opinion of Sonnenschein Nath & Rosenthal regarding the validity of the 3 1/2% Notes due 2007 and 4 9/10% Notes due 2012, including consent

8 Opinion of Sonnenschein Nath & Rosenthal regarding certain federal income tax matters, including consent

10(i) Deferred Compensation Plan for Non-Employee Directors as amended December 11, 2000 (incorporated by reference to Exhibit 10(ii) to the Annual Report on Form 10-K for the year ended December 30, 2000.)

10(ii) 1988 Long-Term Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10(iii) to the Annual Report on Form 10-K for the year ended January 3, 1998)

10(iii) Management Incentive Compensation Plan effective January 4, 1998 (incorporated by reference to Exhibit 10(iii) to the Quarterly Report on Form 10-Q for the quarter ended July 4, 1998)

10(iv) Deferred Compensation Plan for Participants in Stanley's Management Incentive Plan effective January 1, 1996 (incorporated by reference to Exhibit 10(v) to the Annual Report on Form 10-K for the year ended December 30, 1995)

10(v) Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works amended and restated as of June 30, 2001 (incorporated by reference to Exhibit 10(vi) to the Annual Report on Form 10-K for the year ended December 29, 2001).

10(vi) Note Purchase Agreement, dated as of June 30, 1998, between the Stanley Account Value Plan Trust, acting by and through Citibank, N.A. as trustee under the trust agreement for the Stanley Account Value Plan, for $41,050,763 aggregate principal amount of 6.07% Senior ESOP Guaranteed Notes Due December 31, 2009 (incorporated by reference to Exhibit 10(i) to the Quarterly Report on Form 10-Q for the quarter ended July 4, 1998)

10(vii) New 1991 Loan Agreement, dated June 30, 1998, between The Stanley Works, as lender, and Citibank, N.A. as trustee under the trust agreement for the Stanley Account Value Plan, to refinance the 1991 Salaried Employee ESOP Loan and the 1991 Hourly ESOP Loan and their related promissory notes (incorporated by reference to Exhibit 10(ii) to the Quarterly Report on Form 10-Q for the quarter ended July 4, 1998)

10(viii)(a)   Supplemental Executive Retirement Program amended and restated and effective September 19, 2001 (incorporated by reference to Exhibit
              10(ix)(a) to the Annual Report on Form 10-K for the year ended
              December 29, 2001).

10(viii)(b)   Amendment to John M. Trani's supplemental Executive Retirement
              Program, dated September 17, 1997 (incorporated by reference to
              Exhibit 10(ix)(b) to the Annual Report on Form 10-K for the year ended January 3, 1998)

10(ix)(a)     The Stanley Works Non-Employee Directors' Benefit Trust Agreement
              dated December 27, 1989 and amended as of January 1, 1991 by and between The Stanley Works and Fleet National Bank, as successor trustee (incorporated by reference to Exhibit (10)(xvii)(a) to the Annual Report on Form 10-K for year ended December 29, 1990)

10(ix)(b)     Stanley Works Employees' Benefit Trust Agreement dated December
              27, 1989 and amended as of January 1, 1991 by and between The
              Stanley Works and Fleet National Bank, as successor trustee
              (incorporated by reference to Exhibit (10)(xvii)(b) to the Annual
              Report on Form 10-K for year ended December 29, 1990)

10(x) Restated and Amended 1990 Stock Option Plan (incorporated by reference to Exhibit 10(xiii) to the Annual Report on Form 10-K for the year ended December 28, 1996)

10(xi) Master Leasing Agreement, dated September 1, 1992 between BLC Corporation and The Stanley Works (incorporated by reference to
              Exhibit 10(i) to the Quarterly Report on Form 10-Q for the quarter ended September 26, 1992)

10(xii) The Stanley Works Stock Option Plan for Non-Employee Directors, as amended December 18, 1996 (incorporated by reference to Exhibit 10(xvii) to the Annual Report on Form 10-K for the year ended January 3, 1998)

10(xiii) Employment Agreement dated as of January 1, 2000 between The Stanley Works and John M. Trani (incorporated by reference to
              Exhibit 10(i) to Current Report on Form 8-K dated June 23, 2000)

10(xiv)       1997 Long-Term Incentive Plan (incorporated by reference to
              Exhibit 99.2 to Registration Statement No. 333-42582 filed July 28, 2000)

10(xv)        2001 Long-Term Incentive Plan (incorporated by reference to
              Exhibit 99.1 to Registration Statement No. 333-64326 filed July 2,
              2001).

10(xvi) Engagement Letter, dated August 26, 1999 between The Stanley Works and Donald McIlnay (incorporated by reference to Exhibit 10(xvi) to the Annual Report on Form 10-K for the year ended December 28,
              2002)

10(xvii) Agreement, dated June 9, 1999 between The Stanley Works and James Loree (incorporated by reference to Exhibit 10(ii) to the Quarterly Report on Form 10-Q for the quarter ended July 3, 1999)

10(xviii)     Engagement Letter, dated January 2, 2001 between The Stanley Works and Paul Isabella (incorporated by reference to Exhibit 10(xviii)
              to the Annual Report on Form 10-K for the year ended December 28,
              2002)

11 Statement re: computation of per share earnings (incorporated by reference to Exhibit 11 to the Annual Report on Form 10-K for the year ended December 28, 2002)

12 Statement re: computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to the Annual Report on Form 10-K for the year ended December 28, 2002).

21 Subsidiaries of Registrant (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 28, 2002).

23(i)         Consent of Ernst & Young LLP

23(ii)        Consents of Sonnenschein Nath & Rosenthal (included in Exhibits 5 and 8)

24            Powers of Attorney (included as part of signature page)

25            Statement of Eligibility on Form T-1 of Trustee

99(i)         Form of Letter of Transmittal with respect to the exchange offer

99(ii)        Form of Notice of Guaranteed Delivery

99(iii) Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Beneficial Owner